                                                                EXHIBIT 10.1.6.a



   On September 14, 1993, the Company's Board of Directors approved, subject to stockholder approval at the 1994 Annual Meeting, an extension of the Non-Qualified Stock Option Agreement permitting it to be exercised for an additional five year term ending October 17, 1998 at the same $14.625 exercise price per share at which the option was originally granted. The extension was approved by the Company's stockholders at the Annual Meeting held August 19, 1994.